Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Benitec Biopharma Inc. (the “Company”) of our report dated September 21, 2023 relating to the consolidated financial statements of the Company, which appears in the Company’s Annual Report on Form 10-K for the year ended June 30, 2023.

/s/ Baker Tilly US, LLP

Mountain View, California

December 22, 2023